Exhibit 10.1

June 23, 2025

Susan Healey
21 Monroe Avenue
Larchmont, NY  10538

Dear Susan,

We are pleased to present you with an offer to serve as Cherry Hill Mortgage Investment Corporation’s (“CHMI”) General Counsel effective as of July 29, 2025 (the “Effective Date”).

Start Date: Your employment as General Counsel will begin on July 29, 2025.

Job Title: Your title will be General Counsel, and you will report to the Chief Executive Officer.

Compensation: The basic elements of your new compensation package include the following:

1.
Fixed Compensation:  Beginning on the Effective Date, CHMI will pay you on a bi-weekly basis equivalent to $500,000 per year until December 31, 2026. CHMI will pay you a cash bonus of $25,000 within thirty days of your start date as a signing bonus.

2.	Base Salary: Beginning January 2027, CHMI will pay you on a bi-weekly basis equivalent to an amount to be determined by December 31, 2026.

3.
Bonus: For the remainder of 2025, you will be eligible to receive a bonus of $250,000 payable in the first quarter of 2026.  Your bonus will be paid $187,500 in cash and $62,500 in restricted stock units (based on the fair market value of the stock on the date of such grant) with such grant subject to a one-year vesting period and such additional terms and conditions as determined by the Compensation Committee of the Board of Directors consistent with the terms of the plan and grant agreement (you shall be entitled to receive dividend equivalent payments on such RSUs during such one-year vesting period subject to applicable withholding).  You must remain employed on the payment date in 2026 in order to receive such amounts. Beginning January 2026, you will be eligible to participate in any non-equity incentive plan approved by the compensation committee of the CHMI board of directors, subject to the terms of any bonus plan approved by the compensation committee of the CHMI board of directors, with a target amount of $250,000 (payable in a combination of cash and restricted stock units with the proportion between cash and restricted stock units, the vesting schedule, and other terms and conditions of the grants determined by the Compensation Committee as part of its redesign of the compensation program for executives of the Company taking effect in 2026). The payment of non-equity incentive plan compensation and discretionary cash bonus compensation is not guaranteed, and you must be employed on the date any such compensation is paid to be eligible to receive such compensation.

Benefits: You will be eligible to participate in the company’s benefits plans, including, without limitation, CHMI’s 2023 Equity Incentive Plan and, beginning on the Effective Date, CHMI’s Executive Severance Plan, and programs in accordance with our company policy, and subject to the terms and conditions set forth in the benefit programs themselves. Please refer to the benefits summary plan descriptions for further information. CHMI reserves the right to modify, add to or eliminate any employment benefits.

At-Will Employment: This letter sets forth your compensation package and other selected initial details of your new position with CHMI. It is not a comprehensive statement of the terms of your employment, nor it is a contract of employment for any term. Neither this letter nor any representation by CHMI management constitutes a promise of continued employment.  Your employment is at-will and may be terminated by you or CHMI at any time for any reason.  CHMI reserves the right to alter any term of your employment, and all compensation is subject to continued employment.

[signature page follows]

Sue, please acknowledge the acceptance of the terms of this employment offer by signing and returning a copy of this letter to me as soon as possible.

Jay Lown
Chief Executive Officer
Cherry Hill Mortgage Investment Company

Accepted:	/s/ Susan Healey
Susan Healey

Date:	June 26, 2025

Employment with Cherry Hill Mortgage Investment Corporation is contingent on the satisfactory results in CHMI’s sole determination of: (1) execution of a customary confidentiality and non-solicitation agreement in the form provided by Cherry Hill Mortgage Investment Corporation within 30 days of your first day of employment at CHMI; (2) routine check and/or verification of information included in your employment application; (3) review of your U-4 and/or form U-5 (if applicable); (4) background and reference checks and/or verification, and in most cases, a credit check; and (5) formal approval by the Board of Directors of your appointment as General Counsel and employment pursuant to the terms of this letter.  If your position required licensing, your employment with CHMI also is contingent upon the successful transfer of your securities license(s) and registration(s) under FINRA rules and the requirements of the states in which you require licenses.

Providing, upon your first day of employment, satisfactory proof of identity and legal authorization to work in the United States, and your completion of an Employment Eligibility Verification Form I-9. Enclosed, you will find a form outlining suitable forms of identification for submission.